Exhibit 99.1

For Release: Friday, March 1, 2013, 10 a.m. EST

GM's U.S. Sales Increase 7 Percent in February

DETROIT - General Motors Co. (NYSE: GM) announced today that it sold 224,314 vehicles in the United States in February, up 7 percent compared with a year ago. Retail sales and fleet sales were both up 7 percent. The fleet mix was 25 percent of total sales, equal to a year ago.

“The housing sector has now joined auto sales in propelling the U.S. economy forward,” said Kurt McNeil, vice president of U.S. sales operations. “More importantly, the recovery in new home construction is reinforcing the underlying improvement in auto buying conditions, especially for pickups.

“Light vehicle sales have now been running at a mid-15 million unit annual rate since November,” he added. “This sets us up well for the launches of key new products this year, including an all-new generation of Chevrolet and GMC full-size pickups and an all-new Chevrolet Impala and Cadillac CTS.”

The Cadillac CTS, along with the redesigned Buick LaCrosse and Regal, will be unveiled at the New York International Auto Show later this month.

Highlights

•	All four GM brands posted higher year-over-year sales: Cadillac was up 20 percent; Buick was up 15 percent; GMC was up 10 percent, and Chevrolet was up 5 percent.

•	Crossover sales increased 17 percent and compact crossovers had their best month ever; truck sales were up 14 percent and car sales were down 4 percent.

•	Sales of GM's full-size pickups were up 28 percent to 58,039 units.

•	The Chevrolet Equinox, GMC Terrain and the redesigned Buick Enclave had their best-ever February sales.

•	The Chevrolet Spark and Cadillac ATS had their best sales months yet.

Highlights	Feb. Total Sales	Total Change vs. Feb. 2012	Feb. Retail Sales	Retail Change vs. Feb. 2012	CYTD Sales	CYTD vs. 2012	CYTD Retail Sales	CYTD Retail Sales vs. 2012
Chevrolet	158,541	4.9%	109,188	4.1%	295,845	7.6%	201,582	10.1%
GMC	35,778	9.8%	31,257	13.5%	66,594	15.7%	59,721	21.4%
Buick	16,150	15.2%	14,951	13.2%	29,613	22.2%	27,369	20.4%
Cadillac	13,845	20.3%	12,571	12.5%	26,961	32%	24,912	27.4%
Total GM	224,314	7.2%	167,967	7.1%	419,013	11.1%	313,584	14.2%

Inventory	Units @ Feb. 28, 2013	Days Supply (selling day adjusted)	Units @ Jan. 31, 2013	Days Supply (selling day adjusted)
All Vehicles	742,887	79	737,885	95
Full-size Pickups	234,695	97	234,342	117

Industry Sales	Feb. SAAR (est.)	Calendar Year (est.)
Light Vehicles	15.5 million range	15.0 - 15.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	February			(Calendar Year-to-Date)
				January - February
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	5,241	4,167	25.8	10,136	7,291	39.0
Encore	1,597	—	***.*	1,950	—	***.*
LaCrosse	3,667	5,228	(29.9)	7,215	9,241	(21.9)
Lucerne	—	304	***.*	2	725	(99.7)
Regal	1,474	2,636	(44.1)	2,479	4,491	(44.8)
Verano	4,171	1,688	147.1	7,831	2,483	215.4
Buick Total	16,150	14,023	15.2	29,613	24,231	22.2
ATS	3,382	—	***.*	6,163	—	***.*
CTS	2,566	4,570	(43.9)	5,071	7,589	(33.2)
DTS	—	68	***.*	3	157	(98.1)
Escalade	846	1,011	(16.3)	1,703	1,996	(14.7)
Escalade ESV	582	690	(15.7)	1,100	1,221	(9.9)
Escalade EXT	191	150	27.3	363	258	40.7
SRX	4,108	4,983	(17.6)	8,488	9,149	(7.2)
STS	1	33	(97.0)	1	59	(98.3)
XTS	2,169	—	***.*	4,069	—	***.*
Cadillac Total	13,845	11,505	20.3	26,961	20,429	32.0
Avalanche	2,263	1,794	26.1	4,202	3,411	23.2
Aveo	—	17	***.*	—	33	***.*
Camaro	6,171	6,923	(10.9)	11,096	12,632	(12.2)
Caprice	201	155	29.7	438	247	77.3
Captiva Sport	3,867	2,289	68.9	7,803	4,550	71.5
Cobalt	—	2	***.*	—	3	***.*
Colorado	828	3,532	(76.6)	1,650	6,404	(74.2)
Corvette	980	927	5.7	1,888	1,556	21.3
Cruze	17,947	20,427	(12.1)	32,471	35,476	(8.5)
Equinox	20,649	17,851	15.7	37,872	31,513	20.2
Express	5,504	5,257	4.7	9,466	9,789	(3.3)
HHR	1	1	—	2	5	(60.0)
Impala	15,424	15,333	0.6	29,577	31,342	(5.6)
Malibu	14,817	19,987	(25.9)	30,640	34,663	(11.6)
Silverado-C/K Pickup	41,643	32,297	28.9	77,088	59,147	30.3
Sonic	6,025	7,900	(23.7)	13,202	13,612	(3.0)
Spark	2,836	—	***.*	5,244	—	***.*
Suburban (Chevy)	3,745	3,304	13.3	6,037	6,239	(3.2)
Tahoe	5,316	4,212	26.2	8,935	8,207	8.9
Traverse	8,698	7,966	9.2	15,468	14,606	5.9
Volt	1,626	1,023	58.9	2,766	1,626	70.1
Chevrolet Total	158,541	151,197	4.9	295,845	275,061	7.6
Acadia	6,628	6,630	—	11,816	11,500	2.7
Canyon	180	1,064	(83.1)	482	2,123	(77.3)
Savana	886	2,126	(58.3)	1,930	2,964	(34.9)
Sierra	14,133	11,306	25.0	26,979	20,823	29.6
Terrain	9,802	8,086	21.2	18,352	13,735	33.6
Yukon	2,572	2,125	21.0	4,262	4,147	2.8
Yukon XL	1,577	1,244	26.8	2,773	2,255	23.0
GMC Total	35,778	32,581	9.8	66,594	57,547	15.7
GM Vehicle Total	224,314	209,306	7.2	419,013	377,268	11.1
* 24 selling days for the February period this year and 25 for last year.